Exhibit 18.1

August 10, 2026

The Board of Directors
Arq, Inc.
8051 East Maplewood Avenue, Suite 210
Greenwood Village, CO 80111

Dear Directors:

We are providing this letter solely for inclusion as an exhibit to the Arq, Inc. (the “Company”) Form 10-Q filing pursuant to Item 601 of Regulation S-K.

As stated in Note 1 and Note 12 to the unaudited condensed consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, the Company changed its method of accounting for costs incurred in connection with planned major maintenance activities (“turnaround” or “TAR”) on its Red River Plan from the direct-expense method to the deferral method. Note 1 also states management's belief that the newly adopted accounting principle is preferable in the circumstances because it better matches qualifying turnaround costs with the periods benefited by the planned major maintenance activities and improves the comparability of the Company’s operating results between periods.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management's business planning and judgment and on management's determination that this change in accounting principle is preferable.

Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company's circumstances.

We have not audited the application of the aforementioned accounting change to the financial statements included in Part I of the Company’s Form 10-Q. We also have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2025. Accordingly, we do not express an opinion on whether the accounting for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.

Sincerely,

/s/ Baker Tilly US, LLP

Denver, Colorado